Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ:GFED

GUARANTY FEDERAL BANCSHARES, INC.

ANNOUNCES PRELIMINARY FOURTH QUARTER

AND RECORD EARNINGS FOR FISCAL YEAR 2021

SPRINGFIELD, MO – JANUARY 20, 2022

Highlights of the Fourth Quarter 2021

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As previously announced in November 2021, Guaranty Federal Bancshares, Inc. (the “Company”) entered into a definitive merger agreement with QCR Holdings, Inc. (“QCRH”), a $6.0 billion multi-bank holding company headquartered in Moline, Illinois. QCRH will acquire the Company and merge its banking subsidiary Guaranty Bank into Springfield First Community Bank (“SFC Bank”), a QCRH Springfield-based subsidiary bank. The combined bank will operate under the Guaranty Bank name in all southwest Missouri markets. The transaction is subject to regulatory approvals, approval by the Company’s stockholders and certain customary closing conditions. The transaction is expected to be completed in early second quarter of 2022.

●

For the quarter, net income available to common shareholders and diluted earnings per common share was $2.5 million and $0.57, respectively. Excluding non-recurring merger costs of $573,000 for the quarter, net income available to common shareholders and diluted earnings per common share would have been $3.0 million and $0.68, respectively.

●

Annualized return on average assets and average equity were 0.83% and 10.21%, respectively, when compared to 0.33% and 4.22% during the fourth quarter of 2020. Excluding non-recurring merger costs for the quarter, return on average assets and average equity would have been 0.98% and 12.08%, respectively.

●

Net interest margin (NIM) increased to 3.18% for the quarter compared to 2.94% for the fourth quarter of 2020. The increase in NIM is primarily attributable to continued cost of funds improvement which declined another 45 basis points for the quarter, compared to the same quarter in the prior year.

●	Total gross loans increased $28.4 million (4%) during the quarter. The growth was realized primarily in the commercial/industrial and construction categories.
●	Non-performing asset balances declined $740,000 (7%) to $9.8 million. This resulted in a percentage to total assets of 0.84% as of December 31, 2021.
●	Capital levels remain strong and tangible common equity returned to pre-pandemic levels. The tangible common equity ratio was 8.08% at December 31, 2021 compared to 7.48% at December 31, 2020.
●	The Company declared its 31st consecutive quarterly dividend on December 30, 2021.
●	Guaranty Bank was named as a “Best Bank to Work For” by American Banker for 2021.

CEO Comments

“We are proud of our Company’s performance for the quarter and the record earnings for the year. As we’ve moved into 2022, the economic trends appear strong. We’ve seen the positive results of a much improving environment for loan growth and the continued reduction in our cost of funds, driven primarily by the repricing of higher-cost certificates of deposit and the full repayment of $50 million of wholesale funding liabilities during the previous quarter. The low interest rate environment and strong housing market continue to keep our mortgage team closing loans at a fast pace which contributed significant fee income to our quarterly results.

With the upcoming merger, we are entering an exciting new era for the Company. Joining the QCRH and SFC Bank teams will further expand our product and servicing offerings as well as our footprint in southwest Missouri. It will also create economies of scale to realize the operational efficiencies found in a larger company. We are confident the results of the combined company will further enhance long-term shareholder value.”

- Shaun A. Burke, President and Chief Executive Officer

Select Quarterly Financial Data

Below are selected financial results for the Company’s fourth quarter of 2021, compared to the third quarter of 2021 and the fourth third quarter of 2020.

	Quarter ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$2,506	$3,400	$946

Diluted income per common share	$0.57	$0.78	$0.22
Common shares outstanding	4,346,630	4,346,467	4,337,615
Average common shares outstanding , diluted	4,382,734	4,376,612	4,359,119

Annualized return on average assets	0.83%	1.12%	0.33%
Annualized return on average common equity	10.21%	14.06%	4.22%
Net interest margin	3.18%	3.30%	2.94%
Efficiency ratio	72.65%	71.14%	77.35%

Common equity to assets ratio	8.31%	8.19%	7.76%
Tangible common equity to tangible assets	8.08%	7.95%	7.48%
Book value per common share	$22.42	$21.95	$20.51
Tangible book value per common share	$21.74	$21.27	$19.71
Nonperforming assets to total assets	0.84%	0.91%	1.67%

The following were items impacting the fourth quarter 2021 operating results as compared to the same quarter in 2020 and the financial condition results compared to December 31, 2020:

Interest Income – Total interest income increased $226,000 (2%) during the quarter. The Company experienced a $69.2 million increase in the average balance of total interest-earning assets during the quarter, of which $48.4 million were in loans and $20.8 million were in lower yielding cash and investment securities. Offsetting the increase in earning asset volume was the continued reduction in offering rates on new and repricing loans as well as the decline in yields being earned on the Company’s cash and investment balances.

Interest Expense - Total interest expense decreased $995,000 (46%) during the quarter. The decrease was driven by lower costs on nearly all interest-bearing deposits in the current low-rate environment and the full redemption of $5.2 million of subordinated debentures in the second quarter and the full repayment of $50 million of wholesale funding liabilities during the third quarter. The average balance of interest-bearing liabilities declined $35.8 million (4%), while the average cost of interest-bearing liabilities decreased 45 basis points to 0.56%. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding as necessary.

See the Analysis of Net Interest Income and Margin table below for more detailed information.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets decreased to $9.8 million (49%) as of December 31, 2021, compared to $19.2 million as of December 31, 2020.

Based on its reserve analysis and methodology, the Company did not record a provision for loan loss expense during the quarter compared to $1.4 million recognized during the prior year quarter. As of December 31, 2021, the allowance for loan losses of $10.6 million was 1.29% of gross loans outstanding (excluding mortgage loans held for sale), an increase from the 1.28% as of December 31, 2020.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through a prior acquisition were recorded at fair value; therefore, there was no allowance associated with the loans at acquisition. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount of approximately $443,000 as of December 31, 2021.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Company’s existing loan portfolio.

Non-interest Income – Non-interest income increased $332,000 (14%) during the quarter compared to the same quarter in 2020 due primarily to a $542,000 increase in income from sales of Small Business Administration loans and a $124,000 increase in deposit service charges. These were offset by a $268,000 decline in income from sales of fixed-rate mortgage loans.

Non-interest Expense – Non-interest expenses increased $649,000 (8%) during the quarter when compared to the same quarter in 2020 due primarily to $573,000 of one-time, nonrecurring merger costs that were incurred (further discussed above). These were comprised of legal and investment banking fees.

Capital – As of December 31, 2021, stockholders’ equity increased $8.5 million (10%) to $97.5 million from $89.0 million as of December 31, 2020. Net income for the year exceeded dividends paid or declared by $8.0 million. On a per common share basis, tangible book value increased to $21.74 at December 31, 2021 as compared to $19.71 as of December 31, 2020.

From a regulatory capital standpoint, all capital ratios for the Company and Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

►	Provision for income taxes
►	Gains/losses on sales of investment securities
►	Commercial loan referral income
►	Net gains/losses on foreclosed assets held for sale
►	Provision for loan loss expense
►	Loss on early termination of interest rate swap
►	Merger costs

A reconciliation of the Company’s net income to its operating income for the quarter and year ended December 31, 2021 and 2020 is set forth below.

	Quarter ended		Year ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

	(Dollar amounts are in thousands)		(Dollar amounts are in thousands)

Net income	$2,506	$946	$10,638	$6,832

Add back:
Provision (credit) for income taxes	704	(40)	2,680	1,235
Income before income taxes	3,210	906	13,318	8,067

Add back/(subtract):
Net (gains)/losses on investment securities	1	-	(2,740)	(461)
Commercial loan referral income	(1)	(51)	(105)	(1,149)
Merger costs	573	-	573	-
Loss on early termination of interest rate swap	-	-	2,580	-
Net (gains) losses on foreclosed assets held for sale	47	(85)	121	(36)
Provision for loan losses	-	1,400	800	3,600
	620	1,264	1,229	1,954

Operating income	$3,830	$2,170	$14,547	$10,021

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass ATM network which provide its customers surcharge free access to over 37,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

Operating Data:	Quarter ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Dollar amounts are in thousands, except per share data)

Total interest income	$10,170	$9,944	$41,195	$40,870
Total interest expense	1,157	2,152	6,525	9,611
Net interest income	9,013	7,792	34,670	31,259
Provision for loan losses	-	1,400	800	3,600
Net interest income after provision for loan losses	9,013	6,392	33,870	27,659
Noninterest income
Service charges	500	376	1,805	1,469
Gain on sale of loans held for sale	812	1,080	4,032	3,702
Gain on sale of Small Business Administration loans	662	120	1,948	619
Gain (loss) on sale of investments	(1)	-	2,740	461
Net gain (loss) on foreclosed assets	(47)	85	(121)	36
Commercial loan referral income	1	51	105	1,149
Other income	796	679	3,164	2,637
	2,723	2,391	13,673	10,073
Noninterest expense
Salaries and employee benefits	4,839	4,671	18,318	17,348
Loss on early termination of interest rate swap	-	-	2,580	-
Merger costs	573	-	573	-
Occupancy	1,115	1,142	4,544	4,623
Other expense	1,999	2,064	8,210	7,694
	8,526	7,877	34,225	29,665
Income before income taxes	3,210	906	13,318	8,067
Provision (credit) for income taxes	704	(40)	2,680	1,235
Net income	$2,506	$946	$10,638	$6,832
Net income per common share-basic	$0.58	$0.22	$2.45	$1.58
Net income per common share-diluted	$0.57	$0.22	$2.44	$1.57

Annualized return on average assets	0.83%	0.33%	0.88%	0.63%
Annualized return on average equity	10.21%	4.22%	11.34%	7.85%
Net interest margin	3.18%	2.94%	3.07%	3.06%
Efficiency ratio	72.65%	77.35%	70.80%	71.77%

Financial Condition Data:	As of
	December 31,	December 31,
	2021	2020
Cash and cash equivalents	$130,646	$148,423
Available-for-sale securities	151,652	168,881
Loans, net of allowance for loan losses 12/31/2021 - $10,589; 12/31/2020 - $9,617	814,758	753,508
Intangibles	2,985	3,462
Premises and equipment, net	16,785	17,898
Lease right-of-use assets	8,034	8,470
Bank owned life insurance	31,925	25,295
Other assets	16,125	20,316
Total assets	$1,172,910	$1,146,253

Deposits	$1,016,319	$938,673
Advances from correspondent banks	16,000	66,000
Subordinated debentures	10,310	15,465
Subordinated notes	19,610	19,564
Lease liabilities	8,164	8,561
Other liabilities	5,043	9,022
Total liabilities	1,075,446	1,057,285
Stockholders' equity	97,464	88,968
Total liabilities and stockholders' equity	$1,172,910	$1,146,253

Common equity to assets ratio	8.31%	7.76%
Tangible common equity to tangible assets ratio (1)	8.08%	7.48%
Book value per common share	$22.42	$20.51
Tangible book value per common share (2)	$21.74	$19.71
Nonperforming assets	$9,826	$19,175

(1) Total Assets less Intangibles divided by Stockholders’ Equity

(2) Stockholders’ Equity less Intangibles divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin:
	Three months ended 12/31/2021			Three months ended 12/31/2020
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$815,770	$9,125	4.44%	$767,404	$8,764	4.54%
Investment securities	148,364	927	2.48%	159,098	1,032	2.58%
Other assets	159,140	118	0.29%	127,587	148	0.46%
Total interest-earning	1,123,274	10,170	3.59%	1,054,089	9,944	3.75%
Noninterest-earning	76,146			70,958
	$1,199,420			$1,125,047

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$61,643	19	0.12%	$48,987	16	0.13%
Transaction accounts	557,085	412	0.29%	511,945	485	0.38%
Certificates of deposit	147,903	321	0.86%	187,010	888	1.89%
FHLB advances	16,000	32	0.79%	66,000	317	1.91%
Other borrowed funds	574	2	0.00%	-	2	0.00%
Subordinated debentures issued to Capital Trusts	10,310	108	4.10%	15,465	181	4.58%
Subordinated notes, net	19,602	263	5.32%	19,557	263	0
Total interest-bearing	813,117	1,157	0.56%	848,964	2,152	1.01%
Noninterest-bearing	288,925			186,953
Total liabilities	1,102,042			1,035,917
Stockholders’ equity	97,378			89,130
	$1,199,420			$1,125,047
Net earning balance	$310,157			$205,125
Earning yield less costing rate			3.03%			2.74%
Net interest income, and net yield spread on interest earning assets		$9,013	3.18%		$7,792	2.94%
Ratio of interest-earning assets to interest-bearing liabilities		138%			124%